Exhibit 4.14

ASSISTGLOBAL TECHNOLOGIES CORP.

                                                                    SUITE 1304

TELEPHONE:  (604) 684-2181

                                                                    925 WEST GEORGIA STREET

TELECOPIER: (604) 682-4768

                                                                    VANCOUVER, B.C.   V6C 3L2

June 21, 2005

SNJ Capital Ltd.

Suite 1304-925 West Georgia St.

Vancouver, B.C.

V6C 3L2

Attention:  Mr. Sokhie Puar, President

Dear Sirs:

Re:  Amendment to Consulting Agreement

Further to our discussions, this is to confirm that the Consulting Agreement dated August 1, 2003, between SNJ Capital Ltd. (“SNJ”) and AssistGlobal Technologies Corp. (the “Company”) has been amended as to the monthly management fee payable to SNJ.

Effective July 1, 2005, the consulting fee payable to SNJ has been reduced from $5,000 per month to $2,500 per month.  All other terms of the original agreement are unchanged.

Yours truly,

“Bijay Singh”

“Praveen Varshney”

Bijay Singh

Praveen Varshney

Director

Director

ACKNOWLEDGMENT

I, Sokhie Puar, have read the above letter and hereby concur with the terms as outlined above.

“Sokhie Puar”

June 21, 2005

_______________________________

_______________________________

Sokhie Puar

Date

SNJ Capital Ltd.

Y:\COMPANY\AssistGlobal\Agreements\Assist Mgmt Agreement amendment.DOC

C:\DOCUME~1\FILING~1\LOCALS~1\Temp\Annual Report 20F 6-16-05 Final.doc	65	last saved